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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K


                Current Report Pursuant to Section 13 or 15(d)
                    of THE SECURITIES EXCHANGE ACT OF 1934



              Date of Report (Date of earliest event reported):
                                March 8, 1995


                                  MEDITRUST
       ---------------------------------------------------------------
              (Exact name of registrant as specified in charter)

         Massachusetts            0-14022                  04-6532031
       ---------------------------------------------------------------
         (State of             (Commission          (I.R.S. Employer
       Incorporation)           File No.)          Identification No.)



        197 First Avenue, Needham, Massachusetts                02194
       ---------------------------------------------------------------
       (Address of principal executive offices)              (Zip Code)





      Registrant's telephone number, including area code:(617) 433-6000


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Item 5.  OTHER EVENTS

        Meditrust (the "Company") is in the process of negotiating the terms, conditions and structure of a proposed sale of $105,000,000 principal amount of the Company's convertible notes to certain institutional investors (primarily insurance companies) in transactions arranged by NatWest Securities Limited and Smith Barney Inc. Based upon current negotiations, the notes are expected to be issued in two series, one in the principal amount of $40,000,000 bearing interst at 8.54% with a five-year term and the other in the principal amount of $65,000,000 bearing interest at 8.56% with a seven-year term. The notes are expected to be convertible into shares of beneficial interest, at the option of the holder, at a conversion price of $32.625 per share. There is no assurance that this transaction will be consummated.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Results of Operations

YEAR ENDED DECEMBER 31, 1994 VS. YEAR ENDED DECEMBER 31, 1993.

         Revenues for the year ended December 31, 1994 were $172,993,000 compared to $150,375,000 for the year ended December 31, 1993, an increase of $22,618,000 or 15%. Revenue growth resulted from increased rental income of $2,059,000 and increased interest income of $20,559,000 resulting primarily from additional real estate investments made during the past year.

         For the year ended December 31, 1994, total expenses increased by $5,794,000. Interest expense increased by $5,286,000 and resulted from the issuance of convertible debentures in November 1993 and March 1994 and a higher level of short-term borrowings during 1994. The increase was partially offset by the prepayment of senior secured and unsecured debt totaling $23,300,000 and the conversion of convertible debentures totaling $59,002,000 during 1994. Depreciation and amortization expense increased by $894,000 and general and administrative expense decreased by $386,000.

YEAR ENDED DECEMBER 31, 1993 VS. YEAR ENDED DECEMBER 31, 1992.

         Revenues for the year ended December 31, 1993 were $150,375,000 compared to $132,394,000 for the year ended December 31, 1992, an increase of $17,981,000 or 14%. Revenue growth resulted from increased rental income of $10,325,000 and increased interest income of $7,656,000 as a result of additional real estate investments made during the past year.

         For the year ended December 31, 1993, total expenses increased by $5,703,000. Interest expense increased by $4,034,000 and resulted primarily from the issuance of convertible debentures in February and November 1993 which was partially offset by the prepayment of senior debt in December 1992. Depreciation and amortization expense increased by $2,245,000 primarily due to depreciation of the additional real estate investments made during the past year and general and administrative expense decreased by $576,000.

Liquidity and Capital Resources

         The Company provides funding for its investments through a combination of long-term and short-term financing including both debt and equity. The Company obtains long-term financing through the issuance of Shares, the issuance of long-term unsecured

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notes, the issuance of convertible debentures and the assumption of mortgage notes. The Company obtains short-term financing through the use of bank lines of credit which are replaced with long-term financing as appropriate. From time to time, the Company may utilize interest rate caps or swaps to hedge interest rate volatility. It is the Company's objective to match the mortgage and lease terms with the terms of its borrowings. The Company seeks to maintain an appropriate spread between its borrowing costs and the rate of return on its investments. When development loans convert to sale/leaseback transactions or permanent mortgage loans, the base rent or interest rate, as appropriate, is fixed at the time of such conversion.

         In March 1994, the Company issued $90,000,000 of 7 1/2% convertible debentures due 2001 and the proceeds were used to repay short-term borrowings.

         In October 1994, the Company completed the sale of 4,500,000 Shares at $30.875 and the proceeds of $138,937,000 were used to repay short-term borrowings and for investments in additional health care facilities.

         As of December 31, 1994, the Company's gross real estate investments totaled $1,550,147,000 including 233 long-term care facilities, 23 rehabilitation hospitals, two alcohol and substance abuse treatment facilities, six psychiatric hospitals, four retirement living facilities and six medical office buildings. As of December 31, 1994, the Company had outstanding funding commitments of approximately $31,398,000 for the completion of ten facilities under construction and for additions to three existing facilities. The Company has shareholders' equity of $770,147,000 and a total debt to equity ratio of 1.0 to 1.0 as of December 31, 1994.

         As of January 31, 1995, the Company has an unsecured revolving line of credit expiring July 1997 in the amount of $205,000,000 bearing interest at the lender's prime rate or LIBOR plus 1.25%. In addition, the Company has effective shelf registrations on file with the Securities and Exchange commission under which the Company may issue up to $444,000,000 of securities including debt, convertible debt and shares of beneficial interest.

         The Company believes that its various sources of capital resources are adequate to finance its operations as well as pending property acquisitions, mortgage financings and future dividends. For the balance of 1995, however, in the event that the Company identifies appropriate investment opportunities, the Company may raise additional capital through the sale of shares of beneficial interest or by the issuance of additional long-term debt.

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Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits

      Exhibit No.             Description
      -----------             -----------

          23               Consent of Coopers & Lybrand L.L.P.

          27               Financial Data Schedule

          99 Consolidated Financial Statements of Meditrust as of December 31, 1994 and 1993 and for the years ended December 31, 1994, 1993 and 1992



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                          MEDITRUST
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  March 8, 1995                              /s/ Lisa P. McAlister
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                                             Lisa P. McAlister
                                             Vice President and Treasurer

73391

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